Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Second Quarter EPS of $2.65
•Net earnings of $831.4 million, or $2.65 per diluted share, compared to net earnings of $517.4 million, or $1.65 per diluted share – both up 61%
◦Net earnings were $923.6 million, or $2.95 per diluted share, excluding the mark to market losses on the Company's strategic investments in Opendoor and Sunnova, and the gain on sale of the Company's solar business
•Deliveries of 14,493 homes – up 14%
•New orders of 17,157 homes – up 32%; new orders dollar value of $7.6 billion – up 56%
•Backlog of 24,741 homes – up 38%; backlog dollar value of $11.0 billion – up 56%
•Revenues of $6.4 billion – up 22%
•Homebuilding net margins of $1.1 billion, compared to $655.1 million
◦Gross margin on home sales of 26.1%, compared to 21.6%
◦S,G&A expenses as a % of revenues from home sales of 7.6%, compared to 8.3%
◦Net margin on home sales of 18.5%, compared to 13.3%
•Financial Services operating earnings of $121.2 million, compared to $150.6 million (including a $61.4 million gain on deconsolidation)
•Multifamily operating earnings of $22.4 million, compared to operating loss of $0.6 million
•Lennar Other operating loss of $54.1 million, compared to $18.0 million
•Homebuilding cash and cash equivalents of $2.6 billion
•Controlled homesites as a percentage of total owned and controlled homesites increased to 50%, compared to 32%
•No borrowings under the Company's $2.5 billion revolving credit facility
•Homebuilding debt to total capital of 23.1%, compared to 31.2%
•Subsequent to May 31, 2021:
◦The Company retired $300 million of homebuilding senior notes due December 2021
◦S&P upgraded the Company to Investment Grade. The Company now has an Investment Grade rating from all three agencies.
(more)

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Miami, June 16, 2021 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its second quarter ended May 31, 2021. Second quarter net earnings attributable to Lennar in 2021 were $831.4 million, or $2.65 per diluted share, compared to second quarter net earnings attributable to Lennar in 2020 of $517.4 million, or $1.65 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, “We are pleased to announce our results for the second quarter where we achieved net earnings of $831.4 million, or $2.65 per diluted share, compared to $517.4 million, or $1.65 per diluted share in the prior year. Our second quarter results benefited from the exceptional performance of our core homebuilding and financial services businesses combined with robust market conditions.”
Mr. Miller continued, “Excluding certain non-operational gains and losses, our second quarter net earnings were $923.6 million, or $2.95 per diluted share. This number excludes the mark to market losses on the significant stock price volatility of certain of our strategic technology investments and the gain on the sale of our solar business.”
“During the second quarter, the housing market remained very strong across the country, even as interest rates mildly ticked up. A combination of strong personal savings rates during the pandemic, strong stimulus from the government and a developing return to normalcy continued to drive the economy forward while bringing the housing market to new heights.”
“We ended the quarter with $2.6 billion in cash, no borrowings on our $2.5 billion revolver and a homebuilding debt to capital of 23.1%, an all-time Company low. With regards to the previously announced potential tax-free spin-off of certain assets, given the strength of the market which has accelerated our earnings and equity growth, we have slowed progress this quarter in order to focus on upsizing the asset base of the businesses we would like to spin-off and are targeting an asset base of $5-$6 billion, compared to $3-$5 billion we discussed last quarter.”
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, “Our second quarter homebuilding gross margin of 26.1% was the highest second quarter percentage in the Company’s history, and a 450 basis point improvement over the prior year. The improvement was driven by a higher than expected sales price per home delivered of $414,000 reflecting higher sales prices in most of our markets, partially offset by higher land and construction costs. Even as we continue to close out communities at a faster pace than expected, we grew community count sequentially this quarter, and still expect our community count to grow approximately 10% year-over-year, by year-end.”
Mr. Beckwitt continued, “Our second quarter new orders were 17,157 homes, a 32% increase over last year, while our new home deliveries were 14,493 homes, a 14% improvement over last year. Our homebuilding SG&A of 7.6% was the lowest second quarter percentage in the Company’s history and reflects continued improvement as we incorporate technology driven innovation across our platform. Accordingly, our net margin was 18.5%, an all-time Company record.”
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, "During the quarter, our homebuilding machine continued to significantly focus on production, with our quarterly starts pace increasing to 5.5 homes per community in the second quarter from 2.9 homes per community last year, positioning our company for growth through the year. We continue to focus on production costs and cycle times as the homebuilding industry ramps up to meet growing demand. Lennar is uniquely positioned with our size, scale and production-oriented Everything's Included® business model to mitigate the well documented industry supply challenges.”
Mr. Jaffe continued, “On the land front, we continued our previously stated strategy of improving our controlled homesite percentage which increased by 1,800 basis points year over year to end the second quarter at 50%, while reducing our years owned supply of homesites to 3.3 years from 3.9 years last year.”

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Mr. Miller concluded, “The housing market has proven to be robust in the current environment and we expect it to continue to be a significant driver in the recovery of the overall economy. As we look ahead to our third quarter, we expect to deliver between 15,800 – 16,100 homes while we expect homebuilding gross margins to continue to exceed prior guidance and be between 27.0% - 27.5%. With an excellent balance sheet and continued execution of our core operating strategies, we are extremely well positioned for a very strong 2021.”

RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2021 COMPARED TO
THREE MONTHS ENDED MAY 31, 2020
Homebuilding
Revenues from home sales increased 21% in the second quarter of 2021 to $6.0 billion from $4.9 billion in the second quarter of 2020. Revenues were higher primarily due to a 14% increase in the number of home deliveries, excluding unconsolidated entities, and a 6% increase in the average sales price. New home deliveries, excluding unconsolidated entities, increased to 14,462 homes in the second quarter of 2021 from 12,653 homes in the second quarter of 2020. The average sales price of homes delivered was $414,000 in the second quarter of 2021, compared to $389,000 in the second quarter of 2020.
Gross margin on home sales were $1.6 billion, or 26.1%, in the second quarter of 2021, compared to $1.1 billion, or 21.6%, in the second quarter of 2020. The gross margin percentage on home sales increased primarily as a result of pricing power as the increase in revenue per square foot outpaced the increase in cost per square foot. Additionally, the Company continued to focus on controlling construction costs. Gross margin on land sales in the second quarter of 2021 was $5.8 million compared to a loss of $23.5 million in the second quarter of 2020. The loss in the second quarter of 2020 was primarily due to a write-off of costs as a result of Lennar not moving forward with a naval base development in Concord, California, northeast of San Francisco.
Selling, general and administrative expenses were $455.2 million in the second quarter of 2021, compared to $407.2 million in the second quarter of 2020. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 7.6% in the second quarter of 2021, from 8.3% in the second quarter of 2020. This was the lowest percentage for a second quarter in the Company's history primarily due to a decrease in broker commissions and benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $121.2 million in the second quarter of 2021, compared to $150.6 million in the second quarter of 2020 (which included $147.3 million of operating earnings and an add back of $3.3 million of net loss attributable to noncontrolling interests). The second quarter of 2020 included a $61.4 million gain on the deconsolidation of a previously consolidated entity. Excluding this gain, the improvement in operating earnings was primarily due to an increase in margin in the mortgage business and an increase in volume and margin in the title business.

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Other Ancillary Businesses
Operating earnings for the Multifamily segment were $22.4 million in the second quarter of 2021, compared to an operating loss of $0.6 million in the second quarter of 2020. Operating loss for the Lennar Other segment was $54.1 million in the second quarter of 2021, compared to $18.0 million in the second quarter of 2020. In the second quarter of 2021, the Company recorded mark to market losses on its Opendoor and Sunnova Energy International Inc. ("Sunnova") investments of $234.3 million and $38.3 million, respectively. This was partially offset by a gain of $151.5 million recognized during the quarter related to the sale of the Company's solar business to Sunnova.

RESULTS OF OPERATIONS
SIX MONTHS ENDED MAY 31, 2021 COMPARED TO
SIX MONTHS ENDED MAY 31, 2020
Homebuilding
Revenues from home sales increased 20% in the six months ended May 31, 2021 to $10.9 billion from $9.1 billion in the six months ended May 31, 2020. Revenues were higher primarily due to a 17% increase in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, increased to 26,764 homes in the six months ended May 31, 2021 from 22,966 homes in the six months ended May 31, 2020. The average sales price of homes delivered was $406,000 in the six months ended May 31, 2021, compared to $395,000 in the six months ended May 31, 2020.
Gross margin on home sales were $2.8 billion, or 25.6%, in the six months ended May 31, 2021, compared to $1.9 billion or 21.1%, in the six months ended May 31, 2020. The gross margin percentage on home sales increased primarily as a result of pricing power as the increase in revenue per square foot outpaced the increase in cost per square foot. Additionally, the Company continued to focus on controlling construction costs. Gross margin on land sales in the six months ended May 31, 2021 was $12.3 million, compared to a loss of $23.8 million in the six months ended May 31, 2020. The loss in the six months ended May 31, 2020 was primarily due to a write-off of costs in the second quarter of 2020 as a result of Lennar not moving forward with a naval base development in Concord, California, northeast of San Francisco.
Selling, general and administrative expenses were $865.4 million in the six months ended May 31, 2021, compared to $786.1 million in the six months ended May 31, 2020. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.0% in the six months ended May 31, 2021, from 8.7% in the six months ended May 31, 2020. The improvement was primarily due to a decrease in broker commissions and benefits of the Company's technology efforts.

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Financial Services
Operating earnings for the Financial Services segment were $267.4 million in the six months ended May 31, 2021, compared to $208.8 million in the six months ended May 31, 2020 (which included $194.6 million operating earnings and an add back of $14.1 million net loss attributable to noncontrolling interests). The six months ended May 31, 2020 included a $61.4 million gain on the deconsolidation of a previously consolidated entity. Excluding this gain, the improvement in operating earnings was primarily due to an increase in volume and margin in the mortgage and title businesses.
Other Ancillary Businesses
Operating earnings for the Multifamily segment were $21.5 million in the six months ended May 31, 2021, compared to operating earnings of $1.1 million in the six months ended May 31, 2020. Operating earnings for the Lennar Other segment were $417.2 million in the six months ended May 31, 2021, compared to an operating loss of $17.1 million in the six months ended May 31, 2020. The operating earnings for the six months ended May 31, 2021 was primarily due to the net gain related to the mark to market of our shareholdings in Opendoor, which began trading on the Nasdaq stock market in December 2020 and the gain on the sale of the solar business to Sunnova.
Tax Rate
For the six months ended May 31, 2021 and 2020, the Company had a tax provision of $570.2 million and $192.8 million, respectively, which resulted in an overall effective income tax rate of 23.7% and 17.4%, respectively. In the six months ended May 31, 2020, the overall effective income tax rate was lower primarily due to the extension of the new energy efficient home tax credit during the first quarter of 2020.
Debt Transaction
Subsequent to May 31, 2021, the Company retired $300 million aggregate principal amount of its 6.25% senior notes due December 2021.
Share Repurchases
During the second quarter of 2021, the Company repurchased a total of one million shares of its Class A common stock for $98 million at an average per share price of $98.44. For the six months ended May 31, 2021, the Company repurchased a total of 1.5 million shares of its Class A common stock for $142 million at an average per share price of $93.73.
Liquidity
At May 31, 2021, the Company had $2.6 billion of Homebuilding cash and cash equivalents and no borrowings under its $2.5 billion revolving credit facility, thereby providing $5.1 billion of available capacity.

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2021 Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the third quarter of 2021:

New Orders	16,000 - 16,300
Deliveries	15,800 - 16,100
Average Sales Price	$420,000 - $425,000
Gross Margin % on Home Sales	27.0% - 27.5%
S,G&A as a % of Home Sales	7.3% - 7.4%
Financial Services Operating Earnings	$95 million - $100 million

The following are the Company's expected results of its homebuilding and financial services activities for fiscal year 2021:

Deliveries	62,000 - 64,000
Average Sales Price	$420,000
Gross Margin % on Home Sales	26.5% - 27.0%
S,G&A as a % of Home Sales	7.3% - 7.5%
Financial Services Operating Earnings	$460 million - $470 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential negative impact to our business of the ongoing coronavirus (COVID-19) pandemic; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; increases in operating costs, including costs related to construction materials, labor, real estate taxes and insurance, which exceed our ability to increase prices, both in our Homebuilding and Multifamily businesses; reduced availability of mortgage financing or increased interest rates; decreased demand for our homes or Multifamily rental apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land lighter strategy and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2020. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 10:30 a.m. Eastern Time on Thursday, June 17, 2021. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3901 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2021	2020	2021	2020
Revenues:
Homebuilding	$6,028,041	4,949,484	10,971,097	9,121,600
Financial Services	218,747	196,263	462,816	394,924
Multifamily	177,473	123,117	308,916	255,734
Lennar Other	5,984	18,509	12,884	20,452
Total revenues	$6,430,245	5,287,373	11,755,713	9,792,710

Homebuilding operating earnings	$1,112,475	631,361	1,945,655	1,091,759
Financial Services operating earnings	121,320	147,326	267,527	194,643
Multifamily operating earnings (loss)	22,397	(638)	21,523	1,147
Lennar Other operating earnings (loss)	(54,097)	(18,021)	417,249	(17,122)
Corporate general and administrative expenses	(90,717)	(78,183)	(201,248)	(160,817)
Charitable foundation contribution	(14,493)	(5,268)	(26,807)	(9,481)
Earnings before income taxes	1,096,885	676,577	2,423,899	1,100,129
Provision for income taxes	(260,113)	(160,479)	(570,218)	(192,808)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	836,772	516,098	1,853,681	907,321
Less: Net earnings (loss) attributable to noncontrolling interests	5,409	(1,308)	20,949	(8,537)
Net earnings attributable to Lennar	$831,363	517,406	1,832,732	915,858

Average shares outstanding:
Basic	308,893	308,373	308,957	309,793
Diluted	308,893	308,373	308,957	309,794

Earnings per share:
Basic	$2.66	1.66	5.86	2.92
Diluted	$2.65	1.65	5.85	2.91

Supplemental information:
Interest incurred (1)	$71,453	90,907	142,517	184,198

EBIT (2):
Net earnings attributable to Lennar	$831,363	517,406	1,832,732	915,858
Provision for income taxes	260,113	160,479	570,218	192,808
Interest expense included in:
Costs of homes sold	88,761	81,698	163,708	154,520
Costs of land sold	633	335	1,192	532
Homebuilding other expense, net	5,269	5,743	10,200	11,678
Total interest expense	94,663	87,776	175,100	166,730
EBIT	$1,186,139	765,661	2,578,050	1,275,396
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2021	2020	2021	2020
Homebuilding revenues:
Sales of homes	$5,980,731	4,925,081	10,871,645	9,065,848
Sales of land	38,785	19,833	86,428	46,700
Other homebuilding	8,525	4,570	13,024	9,052
Total homebuilding revenues	6,028,041	4,949,484	10,971,097	9,121,600

Homebuilding costs and expenses:
Costs of homes sold	4,421,373	3,862,771	8,088,235	7,154,550
Costs of land sold	32,979	43,369	74,167	70,504
Selling, general and administrative	455,164	407,191	865,400	786,083
Total homebuilding costs and expenses	4,909,516	4,313,331	9,027,802	8,011,137
Homebuilding net margins	1,118,525	636,153	1,943,295	1,110,463
Homebuilding equity in loss from unconsolidated entities	(1,688)	(9,100)	(6,253)	(13,646)
Homebuilding other income (expense), net	(4,362)	4,308	8,613	(5,058)
Homebuilding operating earnings	$1,112,475	631,361	1,945,655	1,091,759

Financial Services revenues	$218,747	196,263	462,816	394,924
Financial Services costs and expenses	97,427	110,355	195,289	261,699
Financial Services gain on deconsolidation	—	61,418	—	61,418
Financial Services operating earnings	$121,320	147,326	267,527	194,643

Multifamily revenues	$177,473	123,117	308,916	255,734
Multifamily costs and expenses	168,930	123,473	299,979	260,821
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	13,854	(282)	12,586	6,234
Multifamily operating earnings (loss)	$22,397	(638)	21,523	1,147

Lennar Other revenues	$5,984	18,509	12,884	20,452
Lennar Other costs and expenses	5,732	(1,072)	9,984	1,502
Lennar Other equity in earnings (loss) from unconsolidated entities and other income (expense), net	63,221	(37,602)	62,174	(36,072)
Lennar Other realized and unrealized gain (loss) (1)	(117,570)	—	352,175	—
Lennar Other operating earnings (loss)	$(54,097)	(18,021)	417,249	(17,122)
(1)The following is a detail of Lennar Other realized and unrealized gain (loss):

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2021	2020	2021	2020
Opendoor (OPEN) mark to market	$(234,290)	—	235,455	—
Sunnova (NOVA) mark to market	(38,335)	—	(38,335)	—
Gain on sale of solar business	151,475	—	151,475	—
Other realized gain	3,580	—	3,580	—
	$(117,570)	—	352,175	—

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended May 31,
	2021	2020	2021	2020	2021	2020
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,480	3,814	$1,560,934	1,282,553	$348,000	336,000
Central	2,761	2,579	1,093,190	984,247	396,000	382,000
Texas	2,747	2,462	790,391	694,110	288,000	282,000
West	4,502	3,804	2,543,263	1,957,435	565,000	515,000
Other	3	13	2,857	13,013	952,000	1,001,000
Total	14,493	12,672	$5,990,635	4,931,358	$413,000	389,000
Of the total homes delivered listed above, 31 homes with a dollar value of $9.9 million and an average sales price of $319,000 represent home deliveries from unconsolidated entities for the three months ended May 31, 2021, compared to 19 home deliveries with a dollar value of $6.3 million and an average sales price of $330,000 for the three months ended May 31, 2020.

	At May 31,		For the Three Months Ended May 31,
	2021	2020	2021	2020	2021	2020	2021	2020
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	351	344	5,351	4,126	$1,987,929	1,360,519	$372,000	330,000
Central	297	325	3,416	2,699	1,399,730	1,024,724	410,000	380,000
Texas	232	221	3,250	2,582	1,000,013	670,139	308,000	260,000
West	342	352	5,135	3,608	3,172,569	1,802,705	618,000	500,000
Other	3	3	5	—	5,146	—	1,029,000	—
Total	1,225	1,245	17,157	13,015	$7,565,387	4,858,087	$441,000	373,000
Of the total homes listed above, 32 homes with a dollar value of $9.9 million and an average sales price of $373,000 represent homes in four active communities from unconsolidated entities for the three months ended May 31, 2021, compared to 25 homes with a dollar value of $9.0 million and an average sales price of $361,000 in four active communities for the three months ended May 31, 2020.

	For the Six Months Ended May 31,
	2021	2020	2021	2020	2021	2020
Deliveries:	Homes		Dollar Value		Average Sales Price
East	8,400	7,202	$2,912,235	2,436,268	$347,000	338,000
Central	5,180	4,622	2,019,628	1,770,945	390,000	383,000
Texas	5,096	4,039	1,426,802	1,157,907	280,000	287,000
West	8,124	7,108	4,520,071	3,688,948	556,000	519,000
Other	7	22	6,504	21,052	929,000	957,000
Total	26,807	22,993	$10,885,240	9,075,120	$406,000	395,000
Of the total homes delivered listed above, 43 homes with a dollar value of $13.6 million and an average sales price of $316,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2021, compared to 27 home deliveries with a dollar value of $9.3 million and an average sales price of $343,000 for the six months ended May 31, 2020.

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	For the Six Months Ended May 31,
	2021	2020	2021	2020	2021	2020
New Orders:	Homes		Dollar Value		Average Sales Price
East	10,165	7,857	$3,688,041	2,634,872	$363,000	335,000
Central	6,742	5,366	2,733,356	2,043,167	405,000	381,000
Texas	6,025	4,581	1,812,182	1,243,218	301,000	271,000
West	9,787	7,573	5,864,964	3,928,337	599,000	519,000
Other	8	14	8,121	13,581	1,015,000	970,000
Total	32,727	25,391	$14,106,664	9,863,175	$431,000	388,000
Of the total homes listed above, 67 homes with a dollar value of $23.5 million and an average sales price of $351,000 represent homes from unconsolidated entities for the six months ended May 31, 2021, compared to 51 homes with a dollar value of $17.1 million and an average sales price of $335,000 for the six months ended May 31, 2020.

	At May 31,
	2021	2020	2021	2020	2021	2020
Backlog:	Homes		Dollar Value		Average Sales Price
East	7,778	6,345	$3,086,740	2,224,974	$397,000	351,000
Central	5,933	3,894	2,475,900	1,516,188	417,000	389,000
Texas	3,752	2,712	1,209,965	798,648	322,000	294,000
West	7,275	5,023	4,258,324	2,547,649	585,000	507,000
Other	3	1	3,465	1,138	1,155,000	1,138,000
Total	24,741	17,975	$11,034,394	7,088,597	$446,000	394,000
Of the total homes in backlog listed above, 62 homes with a backlog dollar value of $21.4 million and an average sales price of $345,000 represent the backlog from unconsolidated entities at May 31, 2021, compared to 55 homes with a backlog dollar value of $18.0 million and an average sales price of $327,000 at May 31, 2020.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	May 31,	November 30,
	2021	2020
ASSETS
Homebuilding:
Cash and cash equivalents	$2,581,583	2,703,986
Restricted cash	35,637	15,211
Receivables, net	353,910	298,671
Inventories:
Finished homes and construction in progress	10,418,116	8,593,399
Land and land under development	7,090,880	7,495,262
Consolidated inventory not owned	910,003	836,567
Total inventories	18,418,999	16,925,228
Investments in unconsolidated entities	1,010,256	953,177
Goodwill	3,442,359	3,442,359
Other assets	1,030,681	1,190,793
	26,873,425	25,529,425
Financial Services	2,066,674	2,708,118
Multifamily	1,209,270	1,175,908
Lennar Other	1,073,858	521,726
Total assets	$31,223,227	29,935,177

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,171,358	1,037,338
Liabilities related to consolidated inventory not owned	769,225	706,691
Senior notes and other debts payable, net	5,894,342	5,955,758
Other liabilities	2,281,508	2,225,864
	10,116,433	9,925,651
Financial Services	1,084,838	1,644,248
Multifamily	255,327	252,911
Lennar Other	64,531	12,966
Total liabilities	11,521,129	11,835,776
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	30,049	29,894
Class B common stock of $0.10 par value	3,944	3,944
Additional paid-in capital	8,755,020	8,676,056
Retained earnings	12,241,400	10,564,994
Treasury stock	(1,452,874)	(1,279,227)
Accumulated other comprehensive loss	(1,431)	(805)
Total stockholders’ equity	19,576,108	17,994,856
Noncontrolling interests	125,990	104,545
Total equity	19,702,098	18,099,401
Total liabilities and equity	$31,223,227	29,935,177

13-13-13

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2021	2020	2020
Homebuilding debt	$5,894,342	5,955,758	7,495,674
Stockholders' equity	19,576,108	17,994,856	16,542,703
Total capital	$25,470,450	23,950,614	24,038,377
Homebuilding debt to total capital	23.1%	24.9%	31.2%

Homebuilding debt	$5,894,342	5,955,758	7,495,674
Less: Homebuilding cash and cash equivalents	2,581,583	2,703,986	1,398,682
Net homebuilding debt	$3,312,759	3,251,772	6,096,992
Net homebuilding debt to total capital (1)	14.5%	15.3%	26.9%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.